Exhibit 99

For Immediate Release

National Patent Development Corporation Reports Third Quarter Operating Results

NEW YORK, November 14, 2008--National Patent Development Corporation (OTC Bulletin Board: NPDV.OB - News) today reported a net loss of $(870,000), $(0.05) per basic share, for the three months ended September 30, 2008, compared to a net loss of $(1,351,000), $(0.08) per basic share, for the three months ended September 30, 2007.

For the nine months ended September 30, 2008, the Company reported a net loss of $(2,675,000), $(0.16) per basic share, compared to net income of  $13,492,000, $0.76 per basic and diluted share, in the corresponding nine month period a year ago.

For the three and nine months ended September 30, 2008, the Company  reported revenue from continuing operations of $31,216,000 and $94,114,000, respectively, compared to $32,938,000 and $98,726,000 for the three and nine months ended September 30, 2007, respectively.

The results for the nine months ended September 30, 2008 include a charge of $1,096,000 related to the resignation of the former Chairman of the Board of its wholly owned subsidiary, Five Star Products, Inc. (“Five Star”) on March 25, 2008 and the three and nine months ended September 30, 2008 include $489,000 of previously unrecognized compensation cost related to unvested share-based compensation arrangements of Five Star being charged to operations. The results for the nine months ended September 30, 2007 include a gain of $17,031,000 recognized as a result of the sale of the Company’s ownership interest in Indevus Pharmaceuticals, Inc which it received as a result of the merger of Valera Pharmaceuticals, Inc. into Indevus, including the receipt, in May 2007, of an additional payment based upon the attainment of a post-merger milestone.  The Company’s operating profit (loss) excluding the items set forth above for the nine months ended September 30 was $(832,000) in 2008 and $1,279,000 in 2007 and for the three months ended September 30 was $(268,000) in 2008 and $327,000 in 2007.

The decrease in adjusted operating profit (loss) was primarily attributable to the decline in operating profits of Five Star, National Patent's wholly owned subsidiary, during the periods due to overall weakness in its marketplace. Harvey Eisen, the Company’s CEO, said, “Five Star continues to feel the effect of the weakening economy and  remains focused on  managing overhead and working capital during this economic downturn.”

On August 26, 2008, the Company announced that it had completed the purchase of the remaining Five Star shares that it did not already own pursuant to the previously announced Tender Offer and Merger Agreement.

About National Patent Development Corporation

National Patent Development Corporation (OTC Bulletin Board: NPDV.OB - News), is the owner of Five Star. Five Star is engaged in the wholesale distribution of paint sundry and hardware products in the Northeast and Middle-Atlantic states with particular strength in the greater New York metropolitan area. The Company distributes products to approximately 3,000 independent retail dealers, which include paint stores, independent hardware stores, lumber yards, and do-it yourself centers. The Company distributes a range of private label products sold under the "Five Star" name. Five Star operates two distribution centers, the primary one located in East Hanover, NJ and another in Newington, CT.   In addition, National Patent owns certain other non-core assets including real estate.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect the current view of the management of National Patent Development Corporation with respect to future events and financial performance and are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development Corporation, including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed National Patents' periodic reports and registration statements filed with the Securities and Exchange Commission.

National Patent Development Corporation does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise, except as required by law.

Contact:
National Patent Development Corporation
John Belknap, 646-742-1627

Tables Follow:

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Sales	$31,216	$32,938	$94,114	$98,726
Cost of sales	25,702	26,953	77,975	81,758
Gross margin	5,514	5,985	16,139	16,968

Selling, general and administrative Expenses	(6,271)	(5,658)	(17,460)	(15,689)
Charge related to resignation of Chairman of Five Star	-	-	(1,096)	-

Operating profit (loss)	(757)	327	(2,417)	1,279

Interest expense	(370)	(394)	(1,060)	(1,126)
Gain on exchange of Valera for Indevus shares	-	-	-	17,031
Investment and other income (loss), net	(73)	(957)	78	(1,739)

Income (loss) from continuing operations before income taxes and minority interest	(1,200)	(1,024)	(3,399)	15,445

Income tax (expense) benefit	354	(236)	329	(1,296)

Income (loss) from continuing operations before minority interest	(846)	(1,260)	(3,070)	14,149

Minority interest	(24)	(142)	(34)	(578)

Income (loss) from continuing operations	(870)	(1,402)	(3,104)	13,571

Income (loss) from discontinued operations, net of taxes, including an $87 gain on sales of assets in 2008	-	51	429	(79)

Net income (loss)	$(870)	$(1,351)	$(2,675)	$13,492

Basic net income(loss) per share:
Continuing operations	$(0.05)	$(0.08)	$(0.19)	$0.76
Discontinued operations	-	-	0.03	-
Net (loss) income per share	$(0.05)	$(0.08)	$(0.16)	$0.76

Diluted net income (loss) per share:
Continuing operations	$(0.05)	$(0.08)	$(0.19)	$0.76
Discontinued operations	-	-	0.03	-
Net (loss) income per share	$(0.05)	$(0.08)	$(0.16)	$0.76

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13,777	$15,698
Accounts receivable, less allowance
for doubtful accounts of $226 and $412	15,956	12,755
Inventories	24,267	27,720
Prepaid expenses and other current assets	542	1,326
Deferred tax asset	199	470
Total current assets	54,741	57,969

Marketable securities available for sale	7	109
Property, plant and equipment, net	981	3,534
Intangible assets	626	-
Deferred tax asset	927	-
Other assets	3,155	3,293
Total assets	$60,437	$64,905

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$-	$257
Short term borrowings	19,474	19,928
Accounts payable and accrued expenses	13,891	13,530

Total current liabilities	33,365	33,715

Long-term debt less current maturities	-	1,441
Deferred tax liability	-	279

Minority interest	-	2,902
Common stock subject to exchange rights	-	493

Stockholders’ equity
Common stock	181	180
Additional paid-in capital	28,412	26,825
Retained earnings (deficit)	(130)	2,545
Treasury stock, at cost	(1,364)	(3,458)
Accumulated other comprehensive loss	(27)	(17)
Total stockholders’ equity	27,072	26,075
Total liabilities and stockholders’ equity	$60,437	$64,905